Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement (Number 333-167590) on Form S-1 of our reports each dated March 26, 2012 relating to the financial statements of Teucrium Commodity Trust and Teucrium Soybean Fund as of December 31, 2011 and 2010, appearing in the Annual Report on Form 10-K/A of Teucrium Commodity Trust filed on April 25, 2012, and of our report dated April 16, 2012 relating to the consolidated financial statements of Teucrium Trading, LLC and Subsidiary as of December 31, 2011 and 2010, appearing in the Current Report on Form 8-K filed on April 16, 2012, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Walnut Creek, California

June 26, 2012